317459512.4 1 FIRST AMENDMENT TO LEASE This First Amendment to Lease (this “First Amendment”) is entered into this 28th day of February, 2024 (the “Effective Date”), by and between 5704 PENN OFFICE, LLC, a Pennsylvania limited liability company (the “Landlord”), and DUOLINGO, INC., a Delaware corporation (the “Tenant”). WITNESSETH: WHEREAS, Landlord and Tenant are parties to that certain Lease, dated November 16, 2021 (the “Lease”), whereby Landlord leases to Tenant, and Tenant rents from Landlord, certain premises consisting of approximately 38,258 rentable square feet of space consisting of all the office space on the third (3rd) floor (the “Existing Premises”) of the Office Unit (defined in the Lease) in the building known as Liberty East and located at 141 S. St. Clair Street, Pittsburgh, Pennsylvania (the “Building”); WHEREAS, the parties by this First Amendment desire to increase the square footage of the Existing Premises by adding certain office space thereto consisting of (a) the entire fourth (4th) floor of the Office Unit, consisting of approximately 38,658 rentable square feet, (b) the entire fifth (5th) floor of the Office Unit, consisting of approximately 38,790 rentable square feet, (c) the entire sixth (6th) floor of the Office Unit, consisting of approximately 29,390 rentable square feet, and (g) approximately 3,170 rentable square feet of space on the second (2nd) floor of the Office Unit commonly known as the fitness center, each as depicted on Exhibit “A” attached hereto, and made a part hereof (collectively, the “Expansion Space”), for a total additional rentable square footage of 110,008, and to modify other certain terms as further set forth herein. NOW, THEREFORE, in consideration of the mutual covenants of Landlord and Tenant, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to modify the Lease by this First Amendment in the following respects, which modifications shall supersede all provisions of the Lease in conflict with such modifications. TERMS OF MODIFICATION 1. Terms and Definitions. Words whose initial letters are capitalized are defined terms. Any defined term that is not defined in this First Amendment shall have the same meaning that is ascribed to that term in the Lease. a. The term “Office Unit”, defined in Paragraph 1.U. of the Lease is amended to replace the phrase “Deed Book Volume _____, page ____,” with “Deed Book Volume 18844, page 452”. 2. Term. The Term is hereby extended through 11:59 p.m. eastern time on April 30, 2036 (“Expiration Date”), unless sooner terminated or extended in accordance with the terms of the Lease. 3. Expansion Space and Term. Commencing on August 1, 2025 (the “Expansion Space Commencement Date”), Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Expansion Space. As of the Expansion Space Commencement Date, the Premises shall include the Existing Premises (38,258 rentable square feet) and the Expansion Space (110,008 rentable square feet) consisting of a total of 148,266 rentable square feet. 4. Use Prior to Expansion Space Commencement Date. Landlord shall provide Tenant with access to the Expansion Space after the Effective Date commencing upon delivery of a written request from Tenant to permit Tenant to construct the Tenant Improvement Work (defined below in Section 6), and continuing until the Expansion Space Commencement Date (the “Early Access Period”). All terms of this Lease shall be applicable to the Early Access Period (including, but not limited to, DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

Tenant furnishing to Landlord evidence that insurance coverages required herein are in effect), except as to the covenant to pay Rent for the Expansion Space during such period. Notwithstanding the foregoing, in the event that Tenant completes the Tenant Improvement Work and opens for business in any portion of the Expansion Space prior to the Expansion Space Commencement Date (such portion, the "Occupied Portion"), Tenant shall pay Rent to Landlord for the entire floor (or floors) of the Office Unit where the Occupied Portion is located, for the time period commencing on the date that Tenant opened for business in the Occupied Portion and ending on July 31, 2025, at a Fixed Based Rent rate equal to $43.00 per rentable square foot of space per annum (prorated based on the number of days in such period). The Fixed Basic Rent for the Occupied Portion shall be calculated only on a per floor basis, and Additional Rent charged for such period shall be prorated and charged in accordance with all other terms of the Lease (as amended by this First Amendment), including, but not limited to, compliance with all insurance requirements and the payment of the Electrical Charge. During the Early Access Period, Tenant shall also have the nonexclusive right to utilize up to a total of 300 parking spaces as directed by Landlord in the parking facility for the Office Unit in accordance with the same terms that Tenant is permitted to use parking spaces under that certain Parking License Agreement entered into between Landlord and Tenant dated November 16, 2021.

5. Fixed Basic Rent. Tenant shall continue to pay all Fixed Basic Rent and Additional Rent in conformity with the terms of the Lease, except as otherwise set forth herein.

5.1 Existing Premises. As of the Effective Date of this First Amendment, the Fixed Basic Rent schedule as set forth in Paragraph 1.N. of the Lease with respect to the Existing Premises is hereby amended by inserting an additional row at the bottom of the schedule as follows:

Lease Period (Months)	Fixed Basic Rent per/RSF	Monthly Fixed Basic Rent	Annual Fixed Basic Rent (i.e.) 6/16/35 – 4/30/36
157 – 167.5 (i.e.) 6/16/35 – 4/30/36	$59.06	$188,293.12	$1,977,077.80

5.2 Expansion Space. Commencing on the Expansion Space Commencement Date, Tenant shall commence the payment of Fixed Basic Rent for the Expansion Space, in accordance with the following schedule:

Lease Period (Months)	Fixed Basic Rent per/RSF	Monthly Fixed Basic Rent	Fixed Basic Rent During Lease Period
8/1/2025 – 7/31/2026*	$43.00	$394,195.33	$4,730,344.00
8/1/2026 – 7/31/2027	$43.86	$402,079.24	$4,824,950.88
8/1/2027 – 7/31/2028	$47.84	$438,534.67	$5,262,416.03
8/1/2028 – 7/31/2029	$48.79	$447,305.36	$5,367,664.35
8/1/2029 – 7/31/2030	$52.99	$485,813.23	$5,829,758.80
8/1/2030 – 7/31/2031	$54.05	$495,529.50	$5,946,353.97
8/1/2031 – 7/31/2032	$55.13	$505,440.09	$6,065,281.05
8/1/2032 – 7/31/2033	$56.24	$515,548.89	$6,186,586.67
8/1/2033 – 7/31/2034	$57.36	$525,859.87	$6,310,318.41
8/1/2034 – 7/31/2035	$58.51	$536,377.06	$6,436,524.78
8/1/2035 – 4/30/2036	$59.68	$547,104.61	$4,923,941.45

2

317459512.4

317459512.4 3 *Notwithstanding anything to the contrary contained herein, provided that Tenant is not then in default under the Lease beyond any applicable cure periods, the Fixed Basic Rent shall be abated for the Expansion Space from August 1, 2025, through May 31, 2026 (i.e., during the first ten months immediately following the Expansion Space Commencement Date) (the “Expansion Space Abatement Period”) in a total amount of $3,941,953.33 (the “Expansion Space Abatement Amount”). The Expansion Space Abatement Amount shall be applied equally on a monthly pro-rata basis during the Expansion Space Abatement Period, such that the monthly Fixed Basic Rent due during the Expansion Space Abatement Period shall be $0.00. Tenant shall remain obligated to pay all Additional Rent accruing during the Expansion Space Abatement Period. If Tenant is in default beyond any applicable cure periods of its obligations hereunder during the Expansion Space Abatement Period, then Fixed Basic Rent shall accrue at a rate in accordance with the schedule above. 6. Tenant Improvement Work. 6.1 Scope and Performance of Tenant Improvement Work. Tenant desires to perform, or cause the performance of, certain leasehold improvement work in the Expansion Space as described on the Final Construction Drawings (below defined) (collectively, as such work shall be identified in the Final Construction Drawings, the “Tenant Improvement Work”). The Tenant Improvement Work shall be the responsibility of and performed by Tenant using a general contractor approved by Landlord in writing, not to be unreasonably withheld (the “General Contractor”). For purposes of this Section 6.1, the term “Cost of Tenant Improvement Work” shall mean and include any and all hard and soft costs and expenses associated with the design, engineering, permitting, construction management, and construction of the Tenant Improvement Work, and including without limitation all labor (including overtime) and materials, and the cost of any and all third-party professionals, any signage and data/telco/wiring costs. Notwithstanding the foregoing, the TI Allowance (as defined below) may not be allocated by Tenant to the purchase of furniture, fixtures, or equipment. During the completion of any Tenant Improvement Work, Tenant shall be solely responsible for determining what measures, if any, should be taken in order to protect any of Tenant’s personnel and Tenant’s computers, equipment, furnishings, trade fixtures and other items of personal property for potential damage that may be caused by the performance of the Tenant Improvement Work. Tenant, for the safety of its employees, agents, and invitees, shall be responsible for ensuring that no Tenant party enters any area in which Tenant Improvement Work are being completed. Tenant, at its sole costs, is solely responsible for obtaining any and all necessary documents, permits, or other governmental approvals authorizing the completion of the Tenant Improvement Work. The completion of the Tenant Improvement Work shall be supervised by and be completed at Tenant’s sole direction and Landlord shall have no liability for the completion of the Tenant Improvement Work, the Final Construction Drawings, or otherwise. Landlord’s only obligation with respect to the completion of the Tenant Improvement Work is for the disbursement of the TI Allowance in accordance with the terms and conditions set forth in this Section 6. 6.2 Tenant Improvement Allowance. Subject to the conditions herein, Landlord agrees to provide to Tenant a one-time allowance for the Cost of Tenant Improvement Work in the total amount not to exceed Six Million Six Hundred Thousand Four Hundred Eighty and 00/100 Dollars ($6,600,480.00) (equal to $60.00 per rentable square foot of the Expansion Space) (the “TI Allowance”). In no event shall Landlord be obligated to provide any allowance or other contribution related to the completion of the Tenant Improvement Work in excess of the TI Allowance for the completion of the Tenant Improvement Work. The TI Allowance shall be applied to the Cost of Tenant Improvement Work and shall be payable in accordance with Section 6.6 hereof. 6.3 Additional Allowance. In addition to the TI Allowance and subject to the conditions herein, Landlord agrees to provide to Tenant a one-time allowance with respect to the Expansion Space only in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) for the completion of improvements to the restrooms and an additional one-time allowance of Nine Thousand and 00/100 ($9,000.00) to reimburse Tenant for costs incurred to complete the test-fit plans for the Expansion Space (collectively, the “One-Time Allowance”). In no event shall Landlord be obligated to provide any other DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 4 allowance or any other contribution for Tenant’s completion of bathroom renovations and test-fit of the Expansion Space. Notwithstanding the allocation of this One-Time Allowance as set forth in this Section 6.3, Tenant may apply all or any portion of the One-Time Allowance to the Cost of Tenant Improvement Work, and Tenant may apply the TI Allowance to the cost of bathroom renovations at Tenant’s sole discretion. 6.4 Construction Drawings. After the Effective Date of this First Amendment, Tenant shall, at Tenant’s expense (subject to allocation of the TI Allowance), prepare construction drawings depicting the proposed Tenant Improvement Work (“Construction Drawings”) for Landlord’s prior written approval; which approval shall not be unreasonably withheld or conditioned by Landlord (except to the extent Tenant proposes any structural alterations for which such approvals shall be in Landlord’s sole discretion), and shall be granted or withheld (with reasonable rationale) by Landlord within fourteen (14) business days of Tenant’s request. Subject to the foregoing, Landlord and Tenant agree that Tenant shall be permitted to install interior staircases (which may be staggered or meandering), one or more kitchens in the Premises, certain Alterations to the Office Unit and the parking facility to construct a private entrance to the 5th floor of the Office Unit with direct access to the top level of the parking facility (and notwithstanding anything to the contrary in this Lease, Landlord shall not unreasonably withhold or condition its approval of structural alterations related thereto, if such structural alterations are reasonably necessary). In the event that Landlord fails to timely approve or disapprove of the Construction Drawings, Tenant shall deliver a second written notice to Landlord for approval. After delivery of the second written notice, Landlord shall grant or withhold approval within ten (10) business days thereafter, failing which the proposed Construction Drawings shall be deemed approved by Landlord. Upon Landlord’s approval hereunder (or deemed approval), such proposed Construction Drawings shall be deemed to be the “Final Construction Drawings”. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the proposed Tenant Improvement Work, Landlord has made no representation or warranty to Tenant with respect to whether the same is acceptable for any governmental approvals and permits or with respect to the design and engineering of any such work. 6.5 Cost of Tenant Improvement Work. Tenant shall pay for the Cost of the Tenant Improvement Work; provided however that such responsibility of Tenant hereunder shall be subject to Landlord’s reimbursement of those costs, not to exceed the TI Allowance, to be paid in accordance with Section 6.6 hereof. 6.6 Payment of TI Allowance and Excess. (i) Landlord shall disburse the TI Allowance and the One-Time Allowance directly to Tenant as a one-time lump sum payment to reimburse Tenant for the costs actually incurred in the completion of the Tenant Improvement Work in the Expansion Space; provided, however that: (A) Tenant shall provide to Landlord all invoices received by Tenant and acknowledge Tenant’s approval and payment of the invoice by signature on each invoice, (B) the payment of the TI Allowance and the One-Time Allowance up to the amount identified in Tenant’s documentation shall be payable by Landlord within thirty (30) days’ after written notice from Tenant, which notice shall include the following documentation: (i) evidence that the work set forth in the Final Construction Drawings has been completed in accordance with such drawings and all applicable laws, ordinances, regulations and codes and Tenant’s architect shall issue a Certificate of Completion in favor of Landlord or Tenant, which shall be in the standard American Institute of Architects form, (ii) all final lien waivers have been executed by the General Contractor, the subcontractors, and all materialman evidencing final payment has been made by Tenant and each such party has waived any and all rights under the Pennsylvania Mechanics’ Lien Law or other law as applicable to construction or supply of materials for the improvements made to real property, (iii) a complete list of all contractors, subcontractors, vendors and/or suppliers providing materials and/or labor for such portion of the Tenant Improvement Work, (iv) as-built plans of the Tenant Improvement Work, and (iv) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 5 ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, except as expressly authorized by Landlord, or any other tenant’s use of such other tenant’s leased premises in the Building; and (C) the maximum amount paid by Landlord shall not exceed the sum of the TI Allowance specified in Section 6.2, plus the One-Time Allowance set forth in Section 6.3 (the “Requisition Request”). Landlord shall not reimburse Tenant for any late payment fees, interest, or other charges that may have been incurred by Tenant. Landlord, upon receipt of the Requisition Request and prior to making payment, shall have the right to inspect the Tenant Improvement Work and the materials supplied to ensure that such work has been completed substantially in accordance with the Final Construction Drawings. Landlord and Tenant acknowledge that all risk of the costs and expenses of the Tenant Improvement Work exceeding the TI Allowance shall be Tenant’s sole responsibility, subject to Landlord’s application of the TI Allowance pursuant to this Section 6. Notwithstanding the foregoing, in addition to other remedies Tenant may have at law or in equity, in the event Landlord fails to timely reimburse Tenant in accordance with this Section 6.6 after Tenant’s compliance with the requirements herein, then Tenant may, at Tenant’s sole discretion, offset such amount paid by Tenant against Rent next owing by Tenant. (ii) Notwithstanding the foregoing in Section 6.6(i), Tenant shall have the right to use a portion of the TI Allowance for architectural and design fees and to request reimbursement of such fees separate from the Requisition Request, but in no event in the aggregate greater than Two- Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). If Tenant elects to exercise that right, then Tenant shall provide to Landlord (together with such request) all invoices related to such fees and acknowledge Tenant’s approval and payment of the invoice by signature on each invoice. The payment of such reimbursement shall be payable by Landlord within thirty (30) days’ after receipt of Tenant’s request. (iii) Tenant shall indemnify, defend, and hold Landlord harmless from any damages, injuries, claims, causes of action, and any other items arising out of Tenant’s completion of the Tenant Improvement Work, including, but not limited to, mechanics’ liens, and ensuring that the Tenant Improvement Work complies with all applicable laws (including the Americans’ With Disabilities Act), regulations, and ordinances. 6.7 Governmental Compliance. The Tenant Improvement Work shall comply in all respects with the following: (i) the applicable code and other state, federal, city or quasi- governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permits or certificate of occupancy for the Expansion Space and obtaining the same shall be at Tenant’s responsibility; provided, however, that Landlord shall reasonably cooperate with Tenant in executing any permit applications and performing other ministerial acts reasonably necessary to enable Tenant to apply for any such permit or certificate of occupancy. 6.8 Insurance. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvement Work, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvement Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease. 6.9 Requisition Date. In the event that the Tenant does not utilize the entire TI Allowance by August 1, 2027 (the “Outside Requisition Date”), time being of the essence, then any DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 6 remaining balance shall revert to Landlord and Tenant shall have no further rights with respect thereto. In no event shall the TI Allowance be used for: (a) the purchase of any furniture, personal property, or other non-building system equipment, (b) costs resulting from any default by Tenant of its obligations under this Lease, or (c) costs that are recoverable or reasonably recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Tenant shall be responsible, at its sole cost, for the installation of all furniture, fixtures, and equipment to be installed in the Expansion Space. 7. Condition of Premises. 7.1 Except for the Landlord’s Work (defined below), Tenant agrees that it hereby accepts the Expansion Space in its “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” condition as of the Effective Date of this First Amendment, without recourse to Landlord, except for those responsibilities as detailed in the Lease that apply to Landlord’s maintenance obligations. The Expansion Space shall be delivered to Tenant in a broom-swept and clean condition, free of furniture, fixtures, and equipment. Except as expressly provided in this First Amendment, Landlord shall have no obligation to furnish, equip, or improve the Expansion Space or the Office Unit, except that Landlord shall clean the Expansion Space in accordance with the janitorial specifications set forth in Exhibit D of the Lease. 7.2 Prior to the Expansion Space Commencement Date, Landlord, at Landlord’s sole cost and expense, shall cause the freight elevator access doors on each floor of the Office Unit that the Premises is located to be modified for use and operation of dual entry doors (allowing for entry and use from both sides of the elevator on each floor) (collectively, the “Landlord’s Work”). Notwithstanding the foregoing, Landlord’s Work shall not include any alterations to the existing freight elevator doors on the 2nd floor of the Office Unit which shall remain in their current as-is condition. 8. Tenant’s Percentage. Effective as of the Expansion Space Commencement Date, Tenant’s Percentage shall be 58.83%. 9. Base Year. With respect to the Expansion Space, the term “Base Year” shall mean the calendar year 2025. 10. Parking Spaces. 10.1 Subject to the terms and conditions set forth in Paragraph 24 of the Lease, commencing as of the Expansion Space Commencement Date, Tenant shall be permitted to utilize an additional three hundred (300) unreserved parking spaces in the parking facilities serving the Office Unit. Accordingly, as of the Expansion Space Commencement Date, the term “Parking Spaces”, as such term is defined in the Lease, shall be amended to mean a total of three hundred sixty-five (365) unreserved parking spaces, which total includes the sixty-five (65) spaces associated with the Existing Premises. 10.2 Upon delivery of one or more request(s) in writing to Landlord during the term, Landlord shall install a specified number of additional dual electric charging stations in the parking garage (not to exceed five (5) additional charging stations in total), with all costs associated therewith to be shared equally between Landlord and Tenant for each installation. The additional electric charging stations shall be installed on or before June 1, 2027. Landlord and Tenant shall mutually agree upon the installation and location of such additional electric charging stations, subject to electrical service location availability. 10.3 For any additional rentable square footage leased by Tenant beyond the Existing Premises and the Expansion Space, all rights to future parking spaces shall be granted on a pro-rata basis based upon the remaining spaces within the parking facility serving the Office Unit not then subject to a lease. DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 7 10.4 Commencing as of the Expansion Space Commencement Date, Landlord shall designate five Parking Spaces situated on the top floor of the parking facility (in a location reasonably selected by Tenant near the location that Tenant’s private entrance to the Office Unit will be constructed) for the sole use of Tenant (the “Reserved Spaces”). 10.5 Valet And Attendant Service. Commencing as of the Early Access Period and continuing for the remainder of the Term of the Lease, either Landlord or Tenant may request to have implemented valet service for the parking of Tenant’s employee’s or visitor’s vehicles or utilize parking attendants to facilitate the parking rights granted to Tenant hereunder. Upon request, Landlord will engage a third-party parking service company to provide either valet parking or parking garage attendants, as needed. All costs actually incurred by Landlord in providing valet or parking attendant services, without mark-up by Landlord, shall be paid by Tenant as Additional Rent, invoiced on a monthly basis. Landlord will provide prior notice to Tenant and a good faith estimate of the costs to provide valet or attendant service as required. 11. Bicycle Parking. Commencing as of the Expansion Space Commencement Date, Tenant shall have the exclusive use of the existing bike storage facility located in the Office Unit parking garage, including the use of the existing electric outlets for the charging of electric bicycles. Landlord shall provide the existing bike storage facility in its “as is, where is” condition as of the Expansion Space Commencement Date. Tenant shall be responsible for the maintenance of the bike storage facility in the manner that it is obligated to maintain the Premises under Paragraph 11.2 of the Lease. For the avoidance of doubt, Tenant shall have no obligation to pay Rent for such bike storage facility. 12. Fitness Center. Landlord shall deliver the existing fitness center to Tenant on or before August 1, 2024, in a broom-clean condition. Tenant agrees that Landlord is no longer obligated to provide or maintain a fitness center within the Office Unit, and all references to a “Fitness Center” within the Lease are hereby deleted and of no further force or effect. Notwithstanding anything to the contrary in this First Amendment, Tenant shall have no obligation to pay Rent for the fitness center prior to Expansion Space Commencement Date (and thereafter, as abated during the Expansion Space Abatement Period). 13. Intentionally deleted. 14. Right of First Refusal. The Right of First Refusal, as set forth in Paragraph 25 of the Lease, is hereby deleted in full. During the Term, Tenant shall have rights of first refusal (the “ROFR Option”) to lease: (a) the entire third (3rd) floor consisting of approximately 38,258 rentable square feet (to the extent that Tenant previously elected to terminate the Lease with respect to such space as is permitted by Paragraph 29 of the Lease or Paragraph 16.1 of this First Amendment), (b) the entire seventh (7th) floor consisting of approximately 26,573 rentable square feet, (c) the entire eighth (8th) floor consisting of approximately 26,245 rentable square feet, and (d) the entire ninth (9th) floor consisting of approximately 26,245 rentable square feet, each as depicted on Exhibit “B”, attached hereto and incorporated herein by reference (the “ROFR Premises”), all upon the terms and conditions set forth in this Section 14. The ROFR Option set forth herein shall be a one-time right for any portion of the ROFR Premises or, as applicable, the entire ROFR Premises, as identified in an Offer (as defined below). For the avoidance of doubt, to the extent the Offer does not include the entire ROFR Premises, Tenant’s ROFR Option shall continue for any other portions of the ROFR Premises not identified in the Offer. 14.1 Upon Landlord's receipt of a bona fide offer to lease any portion of the ROFR Premises to an unrelated third party which Landlord desires to accept (the “Offer”), Landlord shall notify Tenant in writing (“ROFR Notice”), which ROFR Notice shall be accompanied by the material terms of the Offer (which Tenant shall keep confidential), which shall include, without limitation: (i) the commencement date (the “ROFR Premises Commencement Date”), (ii) the base rent (and increases DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 8 in or adjustments of base rent), (iii) any provisions relating to additional rent, (iv) construction allowances or other concessions, if any; and (v) lease term. 14.2 The ROFR Option is subject to the following: (i) the option must be exercised, if at all, by written notice from Tenant to Landlord, given not later than ten (10) business days following the date of Tenant’s receipt of the ROFR Notice, time being of the essence; (ii) at the time of exercising the ROFR Option, this Lease shall be in full force and effect and there shall then exist no uncured Event of Default of Tenant; and (iii) Tenant shall be in occupancy of the entire Premises (excepting the third floor space in the event Tenant exercised the 3rd Floor Early Termination Option for such space). 14.3 All terms and conditions contained in this Lease shall continue to apply in respect of the ROFR Premises so taken, effective as of the ROFR Premises Commencement Date, subject to the following: 14.3.1 ROFR Exercised In First 2 Years. In the event that Tenant elects to exercise its ROFR Option for any portion of the ROFR Premises within two (2) years after the Effective Date of this First Amendment, then Tenant shall accept the ROFR Premises in its “as is condition”, and the portion so taken shall be leased to Tenant on the same terms as set forth in this First Amendment with respect to the Expansion Space, including, without limitation, (A) the Fixed Basic Rent per rentable square foot; (B) rent abatement, except that the rent abatement period shall be proportionally adjusted to the portion of the Term then remaining; (C) the Expiration Date of the Term, (D) a pro-rata increase in the number of parking spaces calculated by dividing the then-remaining available spaces in the parking garage serving the Office Unit by the total rentable square footage of the Office Unit not then subject to a lease agreement, with such quotient then multiplied by the square footage of the ROFR Premises then taken, and (E) the tenant improvement allowance (i.e., $60 per rentable square foot of the ROFR Premises, except that such tenant improvement allowance shall be proportionally adjusted to the portion of the Term then remaining), and (F) the term “Tenant’s Percentage” shall be adjusted based upon the square footage of the ROFR Premises. Tenant shall commence payment of Rent, and the Term with respect to the ROFR Premises shall commence on the date that is not later than the date which is ninety (90) days after the date the ROFR Premises is delivered to Tenant. 14.3.2 ROFR Exercised After First 2 Years. In the event that Tenant elects to exercise its ROFR on or after the second (2nd) anniversary of the Effective Date of this First Amendment, then Tenant shall in all events be subject to (and expressly including) all of the terms and provisions set forth in the ROFR Notice, including, but not limited to, the rental rate, term, and commencement date set forth in the Offer. The ROFR Premises so taken shall become part of the Premises and included as such for all purposes of the Lease provided, however, that the term of the Lease with respect to ROFR Premises shall be based upon the term, rental rates, and other material terms as set forth in the Offer. 14.4 If Tenant timely exercises Tenant's ROFR Option upon the terms set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease for such ROFR Premises upon the terms and conditions as set forth in Paragraph 14.3.1 or Paragraph 14.3.2, as applicable. 14.5 If Tenant fails to timely exercise its ROFR Option, Tenant will be conclusively deemed to have elected not to exercise its ROFR Option; in which event, the ROFR Option shall no longer apply and is thereafter deemed null and void with respect to the ROFR Space identified in the ROFR Notice and Landlord shall be free to lease the ROFR Space identified in the ROFR Notice. 14.6 The ROFR Option shall automatically terminate and become null and void upon the assignment by Tenant of this Lease, in whole or in part, or the sublease by Tenant of all or any part of the Premises (except for a Permitted Transfer pursuant to Paragraph 13.4 of the Lease). DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 9 15. Additional Expansion Rights. In addition to the ROFR Option, during the first nine (9) months after the Effective Date, time being of the essence, Tenant shall have the additional right, subject to Landlord leasing the same to a third party (after waiver of Tenant’s ROFR Option), to lease from Landlord the entire seventh (7th) floor of the Office Unit consisting of approximately 26,573 rentable square feet and the entire eighth (8th) floor of the Office Unit consisting of approximately 26,245 rentable square feet (the “Additional Expansion Premises”), on the same terms and conditions as Tenant leases the Expansion Space, including, without limitation, (A) the Fixed Basic Rent per rentable square foot; (B) rent abatement, except that the rent abatement period shall be proportionally adjusted to the portion of the Term then remaining; (C) the Expiration Date of the Term, (D) a pro-rata increase in the number of parking spaces calculated by dividing the then-remaining available spaces in the parking garage serving the Office Unit by the total rentable square footage of the Office Unit not then subject to a lease agreement, with such quotient then multiplied by the square footage of the Additional Expansion Premises then taken, (E) the tenant improvement allowance (i.e., $60 per rentable square foot, except that such tenant improvement allowance shall be proportionally adjusted to the portion of the Term then remaining) and (F) the term “Tenant’s Percentage” shall be adjusted based upon the square footage of the Additional Expansion Premises. Upon Tenant’s exercise of this expansion right, Landlord and Tenant shall enter into an amendment to the Lease which shall include that the Term with respect to the Additional Expansion Premises shall commence on the date that is not later than the date which is ninety (90) days after the date the Additional Expansion Premises is delivered to Tenant. 16. 3rd Floor Early Termination Option. Paragraph 32 of the Lease Agreement is hereby deleted in full. Subject to the terms and conditions of this Paragraph 16, Tenant may elect to terminate the Lease with respect to the entire Existing Premises in accordance with the following: 16.1 Termination of 3rd Floor Premises. So long as no material monetary Default of Tenant has occurred (beyond applicable notice and cure periods) and is continuing at the time Tenant gives Landlord notice exercising the 3rd Floor Early Termination Option (defined below) or on the 3rd Floor Early Termination Date (unless Landlord in its sole discretion at any time shall elect to waive such condition), Tenant shall have a one-time option (the “3rd Floor Early Termination Option”) to terminate this Lease with respect to all or one-half of the Existing Premises, with such termination to be effective as of June 1, 2026 (as applicable, the “3rd Floor Early Termination Date”), by delivery of written notice of Tenant's election to exercise the Early Termination Option (the “3rd Floor Early Termination Notice”) to Landlord not later than June 1, 2025, time being of the essence with respect to the giving of such notice. In the event Tenant elects to terminate the Lease with respect to one-half (1/2) of the Existing Premises, Tenant shall prior to the 3rd Floor Early Termination Date, at its sole cost and expense, demise (in a location reasonably agreed to by Landlord and Tenant) the portion of the Existing Premises remaining from the portion of the Existing Premises Tenant has elected to terminate, with all walls painted and finished to match existing finishes of the Common Areas of the Office Unit on the 3rd Floor, construct and install a code compliant multi-tenant corridor using Building standard materials such that the remaining space can be relet by a 3rd party. All work as set forth in the preceding paragraph shall be subject to the terms and conditions set forth in Paragraph 10 of the Lease. If Tenant does not timely deliver the 3rd Floor Early Termination Notice prior to June 1, 2025, then the 3rd Floor Early Termination Option shall expire, and Tenant shall have no further right to terminate the Lease with respect to the Existing Premises (except as is otherwise provided in Paragraph 29 of the Lease, as amended by Paragraph 21 of this First Amendment). On the 3rd Floor Early Termination Date, Tenant’s use of the sixty-five Parking Spaces associated with the Existing Premises shall terminate, and Tenant’s access and exclusive use of the Terrace (on the second (2nd) floor of the Office Unit) shall terminate. For the avoidance of doubt, if Tenant elects to exercise the 3rd Floor Early Termination Option, Tenant shall have no further rights to terminate the Lease under Paragraph 29 of the Lease. 16.1.1 Termination Fee. Tenant shall pay to Landlord concurrent with the delivery of the 3rd Floor Early Termination Notice, a termination fee equal to twelve (12) months of Fixed Basic Rent at the then-applicable rental rate per square foot multiplied by the rentable square DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 10 feet of the Existing Premises subject to the 3rd Floor Early Termination Option (the “3rd Floor Termination Fee”). Notwithstanding the foregoing, in the event that Tenant and Landlord have executed a lease amendment for the lease of the entire seventh (7th) floor and entire eighth (8th) floor of the Office Unit prior to Tenant exercising its 3rd Floor Early Termination Option, Tenant shall not be obligated to pay the 3rd Floor Termination Fee. 16.1.2 Time shall be of the essence with regard to Tenant’s responsibilities under this 3rd Floor Early Termination Option. In the event that Tenant fails to timely deliver the 3rd Floor Early Termination Notice, such failure shall be deemed a waiver by Tenant of its right to terminate the Lease with respect to the Existing Premises under this Section 16. 16.1.3 If Tenant timely and properly exercises the 3rd Floor Early Termination Option, Tenant shall vacate the Existing Premises, or one-half of the rentable square footage of the Existing Premises, as elected by Tenant, and deliver possession thereof to Landlord in its “as is” fully furnished condition, which shall include all furniture, fixtures, and equipment consistent with the operations of Tenant within the Existing Premises, on or before the 3rd Floor Early Termination Date and neither Landlord nor Tenant shall have further obligations under the Lease with respect to the Existing Premises, or portion thereof terminated by Tenant, except for those accruing prior to the 3rd Floor Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease with respect to the Existing Premises. To the extent that Tenant does not timely vacate the Existing Premises, Tenant will be deemed to be a holdover Tenant and subject to Paragraph 14 of the Lease. Any purported attempt to terminate the Lease with respect to the Existing Premises, or any portion thereof, that is not in conformity with the terms and conditions as set forth in this Paragraph 16 shall be deemed to be null, void and of no effect. To the extent requested by Landlord, Tenant shall execute a commercially reasonable bill of sale, or similar agreement, conveying all of Tenant’s interests in and to Tenant’s furniture and fixtures located in the Existing Premises, or portion thereof, which is terminated by Tenant. 17. Outdoor Space. Commencing as of the Expansion Space Commencement Date, Tenant shall have the exclusive right to use the sixth (6th) floor outdoor terrace (the “6th Floor Outdoor Space”) at no additional charge. The use of the 6th Floor Outdoor Space shall be at all times subject to the terms and conditions of the Declaration, applicable law, and pursuant to any reasonable rules and regulations that may be imposed on the exterior terraces, patios, and porches situated in the Office Unit. For the avoidance of doubt, such rights are in addition to Tenant’s rights to use the Terrace under Paragraph 26 of the Lease, and Tenant shall have no obligation to pay Rent for the 6th Floor Outdoor Space. Notwithstanding anything to the contrary in the Lease or this First Amendment, Tenant shall have the right to expand the 6th Floor Outdoor Space at Tenant’s option and expense in accordance with the terms and conditions set forth in Paragraph 10 of the Lease. 18. Office Unit Lobby. Notwithstanding anything to the contrary in the Lease, Tenant shall have the right, at Tenant’s option and expense, to incorporate Tenant’s brand design elements into the Office Unit first floor lobby, as reasonably approved by Landlord, and the right to use a portion of the space for reception/check-in of visitors to the Premises. Such design elements may include, without limitation, signage, furniture, technology, and other alterations. All such proposed modifications shall be deemed to be an Alteration, subject to the terms and conditions of Paragraph 10 of the Lease. Notwithstanding the foregoing, any proposed Alterations within the lobby area shall conform to comparable Class-A multi-tenant buildings. 19. Signage. The final sentence of Paragraph 27 of the Lease is amended and restated in its entirety as follows: “Notwithstanding the foregoing, subject to applicable laws, related governmental approvals, and Landlord’s reasonable approval, Tenant shall have the sole right to install exterior highwall building signage on the Building; provided that, (i) all costs and expenses associated with the signage, including, DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 11 without limitation, permitting, design, fabrication, installation, maintenance and removal shall be Tenant’s sole responsibility, and (ii) Tenant shall obtain all necessary permits and approvals under federal, state or local laws and regulations and maintain all such approvals during the period in which the signage remains on the Building” 20. Options to Extend. The Option Periods, as set forth in Paragraph 30 of the Lease, shall be applicable to the Expansion Space and any other space leased by the Tenant pursuant to this First Amendment within the Term. 21. Early Termination Option. The Early Termination Option, as set forth in Paragraph 29 of the Lease, remains in full force and effect except as modified by this Section 21. For the avoidance of doubt, such Termination Option is a one-time option to terminate the Lease with respect to the entire Premises (including the Existing Premises, the Expansion Space, any ROFR Premises, and the Additional Expansion Space, as applicable, to the extent the same is leased during the Term). Paragraph 29 is amended such that (a) the term “Early Termination Date” shall mean April 30, 2033, (b) the Early Termination Notice must be delivered to Landlord not later than April 30, 2032 (in the event that Tenant elects to exercise the Early Termination Option, and (c) the term “Termination Fee” shall mean two years of Fixed Basic Rent from the Early Termination Date (at the rental rates set forth in the Fixed Basic Rent schedule). 22. Future Development. Tenant shall have an opportunity to reasonably review and comment on Landlord’s plans to develop property owned by Landlord (or its affiliate) that is adjacent to or in close proximity to the Office Unit. Landlord shall provide Tenant with a reasonable opportunity to review conceptual, design, and construction plans throughout the marketing, sale, and development of any such property. 23. Outdoor License Option. Commencing as of the Expansion Space Commencement Date and during the remainder of the Term, Tenant shall have the option (the “License Option”) to exercise a right to the exclusive use of the top floor of the parking garage servicing the Office Unit, identified as floor 6.5, in the area depicted on Exhibit “C”, attached hereto and incorporated herein by reference (the “Exclusive License Area”). Tenant shall deliver written notice to Landlord not less than (30) days prior to the effective date of the License Option, which Exclusive License Area shall be delivered to Tenant in its “AS IS, WHERE IS” condition and Landlord shall not be responsible to make any structural or other alterations, additions, improvements, or other changes. Effective as of the date upon which Tenant commences the use of the Exclusive License Area, (i) Tenant shall pay to Landlord the sum of Two Thousand Seven Hundred Thirty and 00/100 Dollars ($2,730.00) per month (the “Exclusive License Fee”), which shall be increased two percent (2%) per calendar year, and paid in advance on the first day of each calendar month during the Term, without demand, and (ii) the number of Parking Spaces that Tenant shall be entitled to utilize under the Lease shall be automatically reduced by a total of thirty (30) spaces. Tenant, at its sole cost and expense, shall be responsible for the installation of any card reader equipment, gate, or other improvements to the Exclusive License Area, which shall be subject to Landlord’s prior approval in accordance with the terms and conditions set forth in Paragraph 10 of the Lease. Notwithstanding the foregoing, any proposed improvements or the use of the Exclusive License Area may not block or otherwise impede access to the entrance or exit to (1) the elevators servicing the parking garage, or (2) the emergency fire exit stairwells within the parking garage. During the period in which Tenant has the use of the Exclusive License Area, Tenant shall keep the Exclusive License Area in a clean and orderly condition and shall return possession of the Exclusive License Area to Landlord at the end of the Term in broom clean condition, subject to Landlord’s maintenance obligations under this Section 23. Tenant shall conduct all of its activities in the Exclusive License Area in such a manner and at such times as to not interfere, disturb, or adversely impact the use of the Office Unit by Landlord or any other tenant, guests, or invitees. Tenant, at its sole cost and expense, shall keep the Exclusive License Area free from trash and debris. Except as otherwise set forth in this Section, Landlord shall be responsible for the maintenance and repair of the Exclusive License Area, at Tenant’s sole cost and expense and payable by Tenant as Additional Rent hereunder. In DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 12 addition to Tenant’s reimbursement of Landlord’s maintenance and repair costs associated with the Exclusive License Area, Tenant shall be solely responsible for all costs and expenses associated with the use of the Exclusive License Area, including all improvements, operating costs, compliance with all laws, ordinances, and regulations, and provide insurance for the Exclusive License Area in accordance with the Lease. In no event shall Tenant’s usage cause Landlord’s insurance or other operational costs to increase. During the period in which Tenant utilizes the Exclusive License Area, Tenant shall have the right, at its sole cost, to designate by signage approved by Landlord, not to be unreasonably withheld, conditioned, or delayed, within the 6th floor of the parking garage that the remainder of the 6th floor of the parking garage shall be for Tenant’s exclusive use. 24. Broker Disclosure. With the exception of CBRE, Inc., the broker representing the Landlord, and Rise Agency Group, LLC, the broker representing the Tenant (collectively, the “Brokers”), Landlord and Tenant warrant and represent, each to the other, that each has had no dealings with any other broker or agent in connection with this First Amendment, and Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim, and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity, for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this First Amendment or the negotiation thereof. Landlord acknowledges that it shall pay the Brokers any fee or commission owed to hereunder pursuant to a separate agreement. 25. CONFESSION OF JUDGMENT. AFTER CONSULTATION WITH COUNSEL, TENANT ACKNOWLEDGES THAT (I) PARAGRAPH 16.2(vii) OF THE LEASE PROVIDES FOR CONFESSION OF JUDGMENT FOR RECOVERY OF POSSESSION OF THE PREMISES AGAINST TENANT, AND (II) TENANT SHALL BE BOUND BY SUCH PROVISION WITH RESPECT TO THE EXPANSION SPACE AS IF SUCH CONFESSION OF JUDGMENT PROVISION WERE SET FORTH IN THIS FIRST AMENDMENT. 26. Reaffirmation of Lease. The parties reaffirm all provisions of the Lease except for those provisions specifically modified hereinabove. 27. Transfers, Successors and Assigns. This First Amendment to Lease shall inure to the benefit of and shall be binding upon Landlord, Tenant and their respective transferees, successors and assigns. 28. Pennsylvania Law. This First Amendment shall be construed and interpreted under the laws of the Commonwealth of Pennsylvania. Any disputes arising hereunder shall be brought in the Court of Common Pleas of Allegheny County, Pennsylvania or the District Court for the Western District of Pennsylvania. 29. Authority. Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the part hereto for which such signatory is acting. 30. Severability. If any provision of this First Amendment shall be deemed partially or wholly unenforceable, such unenforceability shall not affect the remaining provisions hereof, and such effective provisions shall be enforced to the fullest extent permitted by law. 31. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and is expressly ratified and confirmed by the parties hereto. This First Amendment (and the Lease as amended by this First Amendment) constitute the entire agreement and understanding of the parties relating to the subject matter hereof, and no representations, promises, DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 13 understandings or agreements, express or implied, oral or written, not contained herein, shall be of any force or effect. No modification, alteration, change or waiver of any provision of the Lease shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced. No waiver at any time of any provision of this First Amendment shall be deemed a waiver of any other provision of this First Amendment at any time, or a waiver of that or any other provision at any other time. 32. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument. This First Amendment or any counterpart may be executed and delivered by electronic mail in pdf format and such signatures shall be binding upon the party delivering the same as if they were originals. [signature page to follow] DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 14 IN WITNESS WHEREOF, the parties hereto execute this First Amendment as of the date first above written. LANDLORD: 5704 PENN OFFICE, LLC, a Pennsylvania limited liability company By: Name: Zachary Gumberg Title: Authorized Signatory TENANT: DUOLINGO, INC., a Delaware corporation By: Name: Matthew Skaruppa Title: Chief Financial Officer By: Name: Sean Devlin Title: VP Head of Global Workplace & Real Estate DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 15 EXHIBIT A EXPANSION SPACE DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 16 DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 17 EXHIBIT B ROFR PREMISES / POTENTIAL GROWTH AREA DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

317459512.4 18 DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10

EXHIBIT C EXCLUSIVE LICENSE AREA DocuSign Envelope ID: 148823CC-E0E2-4344-8E6C-EF0C1201CF10